Exhibit 10.1
Summary of Option Cancellations and Restricted Stock Unit Awards
     On January 13, 2006, the Compensation Committee of the Board of Directors of Virco Mfg. Corporation (the “Company”), unanimously approved (i) the cancellation of all existing options for Company common stock previously granted by the Company for services as a director and held by the Company’s non-employee directors (as reflected below) and (ii) the grant of restricted stock units to such non-employee directors (as reflected below). The restricted stock units vest on July 5, 2006, on which date each vested restricted stock unit may be converted into one share of common stock of the Company.

	Number of Shares
	Underlying Cancelled	Number of Restricted
Non-Employee Director	Options	Stock Units Granted
Donald S. Friesz	14,220	14,220
Evan M. Gruber	8,200	8,200
Robert K. Montgomery	11,951	11,951
Albert J. Moyer	4,000	4,000
Glen D. Parish	2,000	2,000
Donald A. Patrick	16,755	16,755
James R. Wilburn	16,755	16,755